Exhibit 3.1

Chijet Motor Company Holds First Board Meeting After Completing its Business Combination

NEW YORK, June 26, 2023 — Chijet Motor Company, Inc. (NASDAQ: CJET) (the “Company” or “Chijet”), a high-tech enterprise engaged in the development, manufacture, sales, and service of traditional fuel vehicles and new energy vehicles (“NEV”), is pleased to announce that the first board of directors meeting was held on June 16, 2023. Led by Mu Hongwei, Chairman of the Board of Directors of Chijet, discussed the Company’s business with the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The meeting confirmed the newly constituted board, consisting of:

●	Mr. Mu Hongwei, Chairman
●	Mr. Zhang Jiannong
●	Mr. Wu Lichun
●	Mr. John Chiang (Non-Employee Director)
●	Mr. Simon Pang (Non-Employee Director)
●	Ms. Ying Liu (Non-Employee Director)
●	Mr. Wen Li (Non-Employee Director)

“I am delighted to welcome our non-employee board members to the Company as we completed our first board of directors meeting after our business combination and becoming a newly public company,” commented Mu Hongwei, Founder, and Chairman of Chijet. “Our board brings a wealth of experience and expertise that will be invaluable as we continue to grow and expand. We believe the strong independent board committees can help the Company to effectively manage the operation in accordance with American regulation, strengthen internal control, and quickly integrate into Sino-US community.

We are honored that John Chiang, Simon Peng, Ying Liu and Wen Li joined our board. John Chiang’s experience as the 33rd State Treasurer of the State of California and the only individual to be elected to all three financial offices in California’s executive branch of government brings impressive financial and political expertise to our Company. In the meantime, Simon Pang’s 38 years of banking experience also brings tremendous benefits to our Company that will be invaluable in this new chapter as a public company.”

About John Chiang

John Chiang is a highly accomplished political and financial expert who has served in a variety of roles in California government. Mr. Chiang is the only individual elected to all three financial offices in California’s executive branch of government. As State Treasurer, he oversaw trillions of dollars in annual transactions, managed a $75 billion investment portfolio, and was the nation’s largest issuer of municipal bonds. Mr. Chiang also spearheaded efforts to increase financing of housing, stand up the CalSavers program, and further advance green bonds.

Mr. Chiang graduated from the University of South Florida with a degree in finance and received his law degree from the Georgetown University Law Center. He has served as an Aspen Institute Rodel Fellow, Hunt-Kean Leadership Fellow, and University of Southern California Center for the Political Future Fellow.

He currently serves on the Board of Directors of Apollo Medical Holdings (Nasdaq: AMEH) and the corporate advisory boards of Adept and Pasadena Private Finance.

About Simon Pang

Mr. Pang’s banking career began immediately after graduation in 1982 and now has 41 years of experience. In 2018 he was appointed by California Assembly Speaker Anthony Rendon to serve on the California Commission on Asian and Pacific Islander American Affairs (CAAPIAA). Mr. Pang also served as an Advisor of National Diversify Coalition (NDC). Mr. Pang also served on The California Highway Patrol Citizen Advisory Board (CHP CAB) and a Board member of the Los Angeles County Sheriff Youth Foundation. In Sept 2021, the National Governing Board of Asian Pacific Islander American Public Affairs (APAPA) approved and appointed Mr. Pang serving as one of its National Governing Board members. Mr. Pang was recently elected and serve as an Honorable Chairman of Sino-American Aviation Heritage Foundation. In Sept 2021, Mr. Pang was appointed by the President as a Commission for the White House Asian American, Native Hawaiian and Pacific Islander (AANHPI). In 2023, Mr. Pang started serving as a senior advisor of New Omni Bank, N.A. and on the Board of Directors of Bank of the Orient.

About Chijet Motor Company, Inc.

The primary business of Chijet is the development, manufacture, sales, and service of traditional fuel vehicles and NEVs. State-of-the-art manufacturing systems and stable supply chain management enable the Company to provide consumers with products of high performance at reasonable prices. In addition to its large modern vehicle production base in Jilin, China, a factory in Yantai, China will be dedicated to NEV production upon completion of its construction. Chijet has a management team of industry veterans with decades of experience in engineering and design, management, financing, industrial production, and financial management. For additional information about Chijet, please visit www.chijetmotors.com.

Chijet Contact:
2888 Donshan Street
Gaoxin Automobile Industrial Park
Jilin City, JL. P.R.China
400-606-8888
EMAIL: info@chijetmotors.com

Investor Relations Contact:
Skyline Corporate Communications Group, LLC
Scott Powell, President
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835 x2
Email:info@skylineccg.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Chijet’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding Chijet’s leadership team, Chijet’s continued growth and financial and operational improvements, along with those other risks described under the heading “Risk Factors” in the prospectus Chijet filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023, and those that are included in any of Chijet’s future filings with the SEC. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of Chijet and are difficult to predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Chijet undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.